FOR IMMEDIATE RELEASE

Harris Corporation Signs Definitive Agreement to Sell Its Night Vision Business to Elbit Systems Ltd. for $350 Million

MELBOURNE, Fla., April 5, 2019 — Harris Corporation (NYSE:HRS) and Elbit Systems Ltd. (NASDAQ:ESLT) today announced the signing of a definitive agreement under which Elbit Systems of America, LLC (ESA) will acquire Harris’ Night Vision business for $350 million in cash. The transaction is conditioned on completion of Harris’ previously announced proposed merger with L3 Technologies, Inc. (NYSE:LLL), as well as customary closing conditions including receipt of regulatory approvals.

“In January 2019, we announced that as part of the L3 merger regulatory process we had proactively started exploring the sale of our Night Vision business,” said William M. Brown, chairman, president and chief executive officer. “With the signing of the agreement to divest the Night Vision business, and yesterday’s approval by shareholders of the L3 Harris merger, we have achieved two significant milestones towards completing the transformational merger in mid-calendar 2019.”

Proceeds from the divestiture are expected to be used to pre-fund the L3 Harris pension and return cash to shareholders.

Headquartered in Roanoke, Virginia, the Night Vision business is a premier developer, producer and supplier of night vision technology for the U.S. and allied military and security forces and for the federal homeland security market. The Night Vision business reports as part of the Communication Systems segment. Learn more at harris.com/what-we-do/night-vision.

About Elbit Systems
Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land, and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios and cyber-based systems and munitions. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems. For additional information, visit: www.elbitsystems.com.

About Harris Corporation
Harris Corporation is a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. Harris supports government and commercial customers in more than 100 countries and has approximately $6 billion in annual revenue. The company is organized into three business segments: Communication Systems, Electronic Systems and Space and Intelligence Systems. Learn more at harris.com.

Forward-Looking Statements
Certain of the matters discussed in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements; words such as “may,” “will,” “should,” “likely,” “projects,” “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are used to identify forward-looking statements. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this communication include but are not limited to anticipated satisfaction of the closing conditions for the sale of the Night Vision business (the “Divestiture”), the anticipated satisfaction of the closing conditions for, and anticipated timing of the closing of, the merger between Harris and L3 Technologies, Inc. (“L3” and such merger, the “Merger”) and the anticipated use of proceeds from the Divestiture. Harris cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Harris’ control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition to factors previously disclosed in Harris’ and L3’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: delays in, or failures in respect of, anticipated satisfaction of closing conditions for the Divestiture or the Merger or otherwise achieving the closing of the Divestiture or the Merger; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Harris and L3 to terminate the definitive merger agreement between them that provides for the Merger or the right of one or both of Harris and Elbit to terminate the definitive agreement between them that provides for the Divestiture; the outcome of any legal proceedings that may be instituted against Harris, L3, Elbit or their respective directors; the ability to obtain regulatory approvals and satisfy other closing conditions to the Merger or to the Divestiture in a timely manner or at all, including the risk that regulatory approvals required for the Merger or the Divestiture are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the Merger or the Divestiture; the business, economic and political conditions in the markets in which Harris, L3 and Elbit operate; and events beyond Harris’, L3’s and Elbit’s control, such as acts of terrorism. The foregoing list of risks and uncertainties that could cause actual results to differ from those described in forward-looking statements is not exhaustive. Further information relating to factors that may impact the Harris’ and L3’s results and forward-looking statements are disclosed in their respective filings with the SEC.

These forward-looking statements speak only as of the date of this communication or as of the date they were made, and Harris does not undertake any obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Harris’ and L3’s most recent reports on Form 10-K for the years ended June 29, 2018 and December 31, 2018, respectively, and any material updates to these factors contained in any of Harris’ and L3’s subsequent and future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Given these uncertainties, persons receiving this communication should not place any reliance on these forward-looking statements.

Advisors
Morgan Stanley & Co. LLC is acting as financial advisor to Harris and Sullivan & Cromwell LLP is serving as legal counsel. Jefferies LLC is acting as financial advisor to Elbit Systems of America and Covington & Burling LLP is serving as legal counsel.

# # #

Contact Information:
Jim Burke
Harris Corporation
jim.burke@harris.com
321-727-9131